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                                                                       Exhibit 2

                          FORWARD LOOKING TECHNOLOGIES
                            2875 NORTHEAST 191 STREET
                             AVENTURA, FLORIDA 33180







March 1, 2002



Microbest, Inc.
751 Park of Commerce Drive, Suite 122
Boca Raton, FL 33487

Gentlemen:

On February 16, 2001 Forward Looking Technologies, Inc. formalized by memorandum its Financial Commitment to support Microbest, Inc. with its financial resources. The commitment was specified for $1,000,000 to cover a one-year period.

Through February 28, 2002 Forward Looking Technologies, Inc., invested $698,775 in Microbest in accordance with the terms of its commitment.

Forward Looking Technologies is pleased to extend its Financial Commitment, under the same terms and conditions, for one more year, for the balance of the original $1,000,000.

Sincerely,


Forward Looking Technologies



By /s/ Edward M. Chism
   --------------------------------
       Edward M. Chism, President